FOR IMMEDIATE RELEASE
CONTACT:
Kevin Barnett
(614) 870-5603

CORE MOLDING TECHNOLOGIES REPORTS RESULTS FOR THE FIRST
QUARTER ENDED MARCH 31, 2014

COLUMBUS, Ohio - May 5, 2014 - Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the first quarter ended March 31, 2014.

Net income for the first quarter ended March 31, 2014 was $2,120,000 or $0.29 per basic and $0.28 per diluted share, compared with $1,681,000, or $0.24 per basic and $0.23 per diluted share in the first quarter of 2013. Total net sales for the first quarter were $41,075,000 compared with $34,362,000 in the same quarter of 2013. Product sales totaled $40,664,000, increasing 24% from $32,858,000, for the first quarter of 2014.

"We are pleased to report strong growth in both revenue and earnings for the quarter as both our product sales and net income increased over 20% compared to the first quarter of 2013," said Kevin L. Barnett, President and Chief Executive Officer. “We are also pleased to see improvement in our gross margin over the fourth quarter of 2013, as we made progress working through start-up inefficiencies associated with the many new programs we launched in 2013," Barnett continued.

“Going forward, we expect to see continued positive year-over-year results for both the second quarter and the full year driven by increased sales from our new business activity and increased production levels being communicated by many of our customers,” Barnett noted.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon certain major customers as the primary source of Core Molding Technologies' sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies' suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies' other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2013 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)
	Three Months Ended
	3/31/2014	3/31/2013

Product Sales	$40,664	$32,858
Tooling Sales	411	1,504
Net Sales	41,075	34,362
Cost of Sales	34,430	28,472
Gross Margin	6,645	5,890
Selling, General and Admin. Expense	3,529	3,273
Operating Income	3,116	2,617
Interest Expense - Net	32	89
Income before Taxes	3,084	2,528
Income Tax Expense	964	847
Net Income	$2,120	$1,681
Net Income per Common Share
Basic	$0.29	$0.24
Diluted	$0.28	$0.23
Weighted Average Shares Outstanding
Basic	7,415	7,131
Diluted	7,468	7,386

Condensed Consolidated Balance Sheets
(in thousands)
	As of
	3/31/2014	As of
	(Unaudited)	12/31/2013
Assets:
Cash	$1,289	$2,266
Accounts Receivable	27,448	22,069
Inventories	10,190	10,827
Other Current Assets	4,300	4,088
Property, Plant & Equipment - Net	59,858	56,478
Deferred Tax Asset - Net	296	296
Other Assets	1,097	1,097
Total Assets	$104,478	$97,121

Liabilities and Stockholders' Equity:
Revolving line of credit	$4,837	$—
Current Portion of Long-term Debt and Interest Rate Swaps	1,777	3,385
Accounts Payable	12,992	9,625
Compensation and Related Benefits	4,601	5,952
Accrued Liabilities and Other	1,497	1,476
Long-Term Debt and Interest Rate Swaps	2,022	2,461
Post Retirement Benefits Liability	6,663	6,774
Stockholders' Equity	70,089	67,448
Total Liabilities and Stockholders' Equity	$104,478	$97,121